Exhibit 10.1

SECURED PROMISSORY NOTE

$1,000,000	Portland, Oregon
March 7, 2005

FOR VALUE RECEIVED, Microvision, Inc., a Delaware corporation (“Maker”), promises to pay to the order of Paulson Capital Corporation, an Oregon corporation (“Holder”), the principal sum of one million dollars ($1,000,000), in lawful money of the United States, with interest thereon, payable in the manner and on the terms hereinafter set forth. Such amount includes $995,000 transferred to Maker upon execution of this note and $5,000 retained by Holder to pay legal fees related to the loan.

1. Maturity Date. The maturity date of this Note is April 6 (the “Maturity Date”) at which time the entire outstanding balance shall be immediately due and payable, provided, however, that, if Maker completes the financing that it is currently negotiating before the Maturity Date, it will promptly prepay this Note.

2. Interest Rate. Interest shall accrue on the principal amount of this Note at the rate of six percent (6%) per annum, computed on the basis of a 360-day year and actual days elapsed, effective as of the date hereof and continuing until all sums due hereunder are paid in full.

3. Payment. On the Maturity Date, Maker will pay, in lawful money of the United States of America, the entire unpaid balance of principal and accrued interest immediately to Holder. All payments received shall be applied first against costs of collection (if any), then against accrued and unpaid interest, then against principal. The failure of Holder of this Note to promptly exercise Holder’s rights hereunder, including upon the occurrence of an Event of any Default (as defined below), shall not constitute a waiver of such rights while such Event of Default continues nor a waiver of such rights in connection with the occurrence of any future Event of Default.

4. Non-Recourse Security Interest. Maker grants and pledges to Holder a continuing, non-recourse security interest in the Shares (as defined in the Stock Pledge Agreement, dated as of even date herewith, between Maker and Holder) and such other property as may, from time to time be pledged as security for the payment of this Note, whether in addition to or in substitution for the Shares, in order to secure the timely repayment of the obligations evidence hereby and any and all other obligations of Maker to Holder in connection with this Note (the Shares and any such other property being herein referred to as the “Collateral”). Such security interest constitutes a valid security interest in the Shares. Maker agrees to execute such financing statements and to take whatever other actions are requested by Holder to perfect and continue Holder’s security interest in the Shares. Maker authorizes Holder to file one or more financing statements describing the Collateral in any and all jurisdictions where, and with any and all governmental authorities with whom, the Lender deems such filing to be necessary or appropriate including, without limitation, the Secretary of State for the State of Washington. Upon an Event of Default (as defined below), Lender shall have all the rights of a secured party under the Oregon Uniform Commercial Code. Holder shall look solely to the Collateral to secure the repayment of the indebtedness evidenced hereby or any portion thereof. Holder shall have and may exercise any and all other rights and remedies it may have available at law, in equity or otherwise, consistent with Holder’s non-recourse security interest in the Collateral. No property or assets of Maker other than the Collateral shall be subject to levy, execution or other enforcement procedure for the satisfaction of the remedies of Holder, or for any payment required to be made under this Note; provided, however, the limitations set forth in this Section 4 shall not apply to any rights or remedies of Holder under the Stock Pledge Agreement.

5. Prepayment. Maker may prepay this Note at any time without a penalty. Any partial prepayment shall be applied first to pay interest accrued to the date of prepayment and second to reduce the principal and interest balance.

6. Default. The occurrence of any one of the following events shall constitute a default by Maker (an “Event of Default”) under this Note:

(i) Maker’s failure to pay the principal of and interest on this Note when due;

(ii) Maker’s failure to comply with any other obligation under this Note within three business days following notice to Maker of such failure; or

(iii) a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed against Maker which is not dismissed within sixty (60) days of its filing, or a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed by Maker or Maker makes an assignment for the benefit of creditors.

7. Acceleration. Upon the occurrence of an Event of Default hereunder, without demand, notice or legal process of any kind, all outstanding principal and accrued and unpaid interest hereunder by Maker shall immediately become due and payable in full.

8. Costs. If suit or action is instituted to collect this Note, or any portion thereof, Maker promises to pay, in addition to costs and expenses provided by statute or otherwise, such sums as the court may adjudge reasonable as attorneys’ fees in such suit or action, or on appeal therefrom, or upon any petition for review. Further, upon the occurrence of an Event of Default under Section 6(i) of this Note, whether or not suit or action is instituted, Maker promises to pay all reasonable costs of collecting such delinquent payment.

9. Governing Law. This Note shall be governed by and construed in accordance with the laws of the state of Oregon, exclusive of choice of law rules.

10. Amendment. This Note may not be amended, modified or changed, nor shall any provision be deemed waived, except only by an instrument in writing signed by the party against whom enforcement of any such waiver, amendment, modification or change is sought.

11. Notices; Waiver of Notice. Any notice, demand or request required or permitted to be given under this Note must be in writing and will be deemed given at the time it is (a) personally delivered to recipient; (b) deposited in the mail or delivered to a common carrier or courier with regularly scheduled deliveries with first-class postage or delivery charges prepaid, in either case addressed, if to Holder, to 811 SW Naito Parkway, Portland, OR 97204, or at such other address as Holder may designate by ten (10) days’ advance written notice to the other party. Maker, except as otherwise specifically set forth herein, for itself and for its successors, transferees and assigns, hereby irrevocably waives diligence, presentment and demand for payment, protest, notice, notice of protest and nonpayment, dishonor and notice of dishonor and all other demands or notices of any and every kind whatsoever. Maker hereby agrees that this Note and any or all payments coming due hereunder may be extended from time to time in the sole discretion of Holder hereof without in any way affecting or diminishing Maker’s liabilities hereunder.

13. Entire Agreement. This Note constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements with respect to the subject matter hereof.

MICROVISION, INC.

By:	/s/ RICHARD F. RUTKOWSKI
	Name:	Richard F. Rutkowski
	Title:	Chief Executive Officer